Exhibit 99.2
KIRDLAND’S SECOND QUARTER 2011 CONFERENCE CALL
Moderator: Robert Alderson
August 19, 2011
10:00 am CT

Operator:	Ladies and gentleman thank you for standing by.

Welcome to Kirkland’s Incorporated Second Quarter 2011 conference call.

During the presentation all participants will be in a listen only mode. Afterwards we will conduct a question and answer session. At that time if you have a question please press the 1 followed by the 4 on your telephone.

If at any time during the conference you need to reach an operator please press the star followed by a 0.

As a reminder this conference is being recorded Friday, August 19, 2011.

I would now like to turn the conference over to Mr. Tripp Sullivan of Corporate Communications.

Please go ahead sir.

Tripp Sullivan:	Good morning and welcome to the Kirkland’s Incorporated conference call to review the company’s results for the second quarter of fiscal 2011.

On the call this morning are Robert Alderson, President and Chief Executive Officer and (Mike) Madden, Senior Vice President and Chief Financial Officer.

The results as well as notice of the accessibility of this conference call are on a listen only basis over the internet were released earlier this morning in a press release that has been covered by the financial media.

Except for historical information discussed during this conference call, the statements made my company management are forward looking and made pursuant to the safe provisions of the private securities litigation format of 1995.

Forward looking statements involve known and unknown risk and uncertainties which may cause Kirkland’s actual results and future periods differ materially from forecasted results.

Those risks and uncertainties were fully described in Kirkland’s filings with the security and exchange commission including the company’s annual report of (unintelligible) filed on April 14, 2011.

With that said I’ll turn the call over to (Mike) for review of the financials.

(Mike).

Michael Madden:	Thank you Tripp. Good morning everybody — I’ll begin with a review of the second quarter financial statements and then cover the other topics mentioned in today’s press release.

For the second quarter net sales were 89.7 million up 0.2% versus the prior quarter. Comparable store sales decreased 8%. Average sales per store were down 5.5%. The comp sales decline was driven by 4% decline in transaction and a 4% decline in the average ticket.

The decrease in transactions resulted primarily from a decline in traffic counts. The decrease in average ticket was the result of a lower average retail selling price partially offset by an increase in items per transaction.

Comp sales results were relatively consistent across geographic areas of the country and consistent with the pattern we have experienced in the last several quarters.

We had better than company average results in California, Florida and Arizona. Results were below average in Texas, Louisiana and Georgia.

Merchandise categories contributing most to the comp decline were alternative wall décor, decorative accessories, lamps and frames.

E-commerce sales which are not currently included in our comp base were 1.6 million for the quarter.

The business launched in November 2010 so there were no e-commerce sales in the prior year period.

In real state we opened seven stores and closed six stores during the quarter. At the end of the quarter we operated 294 stores — 241 of these stores or 82% were in off-mall venues and 53 stores or 18% were located in enclosed malls.

At the end of the quarter we had 1,954,095 square feet under lease. That’s a 10.4% increase from the prior year quarter. The average store size was 6,647 square feet which is a 7.4% increase over the prior year quarter. Gross profit margin for the second quarter decreased to 34.4% of sales from 38.9% in the prior year.

The components are reported gross profit margin were as follows: first merchandise margin decreased 295 basis points as a percentage of sales, the large majority of this decrease in merchandise margin was the result of higher rates, promotional activity and mark downs as compared to the prior year.

In addition and as expected higher inbound freight cost negatively impacted the margin during the quarter but by only 33 basis points as we began to see the very early impact of lower container rates.

As we enter the third quarter the portion of our inventory pertaining to inbound freight has declined versus the prior year. As such we expect to benefit from lower freight costs in our merchandise margin during the second half of the year as these goods sell through.

Secondly, store occupancy cost increased 44 basis points as a percentage of sales. This increase was primarily the result of a decline in comparable store sales and a reduction in the number of re-negotiated leases versus the prior year.

Third, outbound freight costs increased 87 basis points as a percentage of sales reflecting deleverage. And an increase in diesel fuel costs as well as shipping and packaging costs associated with e-commerce.

And lastly, central distribution costs increased 25 basis points as a percentage of sales.

Operating expenses for the quarter were 28.8 million or 32.1% of sales as compared to 26.6 million or 29.8% of sales for the prior year quarter.

Deleverage from the comparable stores decrease lead to an increase in store wages as a percentage of sales accounting for 69 basis points to the increase of operating expenses.

Stock compensation charges increased 25 basis points as a percentage of sales as a result of increase in valuations associated with stock option and restricted stock grant.

The remainder of the increase in the operating expense ratio is primarily due to deleverage.

Depreciation was 2.7 million versus 3.1 million in the prior year quarter. A decrease of 44 basis points as a percentage of sales.

The year over year decline of depreciation expense is primarily the result of extensions of store leases for which the fixed (unintelligible) had already been fully depreciated.

The capital expenditures for information technology that had been made in recent quarters will not impact depreciation until the associated projects go live.

We reported an income tax benefit of 118,000 or 19.7% of the pre-tax loss for the quarter compared to an expense of 1.9 million or 37% of pre-tax income in the prior year. The decline in the tax rate was primarily result of the proximity of pre-tax results to break even and result impact on the rate.

Net loss for the quarter was 0.5 million or 2 cents per share as compared to net income of 3.3 million or 16 cents per share in the prior quarter.

Turning to the balance sheet and the cash flow statement — inventories as of July 30th, 2011 were 47.7 million which was within our guidance range of 46 to 48 million.

Inventories amounted to 162,000 per store as compared to 43.4 million or 156,000 per store in the prior year. These numbers reflect an increase in total inventory at 7% and an increase of 6% on a per store basis.

This compares to a 10% year over year increase in total square footage and a 7% increase in the average store size.

As of the end of the quarter we had 75.1 million in cash on hand and an increase of almost 10 million versus the prior year period despite a period of heavy capital investment.

No bearings were outstanding in our revolving line of credit.

Capital expenditures for the quarter were 8.7 million consisting primarily of the information technology investments and the construction of seven new stores.

For the year to date capital expenditures were 11.8 million primarily related to new store construction and information technology projects.

I’ve noted in our press release we recently closed an amended and restated credit agreement with our banking partners — Bank of America and Wells Fargo.

Similar to our previous arrangement with the banks — a facility is an asset based structure allowing us to borrow up to 50 million subject to baring based limitation based on the levels of inventory and receivables minus reserves.

Amounts outstanding in the facility bear interest at liable plus a margin ranging from 175 to 225 basis points depending upon the level of excess availability at that time.

We also pay a fee on the unused portion of the facility. There are no maintenance financial covenant under the facility and it will mature in August of 2016.

At closing we had no bearings outstanding on the facility.

While we are not anticipating usage of the facility in the near term we are pleased with the renewal in terms of its cost and its flexibility in providing us additional equinity.

This morning we also announced the authorization by Board of Directors of a share repurchase plan providing for the purchase in the aggregate of up to $40 million of our outstanding common stock over the next 18 months.

Shares may be repurchased from time to time in open market or negotiated transactions.

Stock repurchase program does not require the company to repurchase any specific numbers of shares and the company may terminate the repurchase program at any time.

As of July 30, 2011 the company had 20.2 million shares outstanding.

Despite the recent softness and comparable store sales trends our balance sheet strengths our ability generate cash and our positive long term outlook for the company all provide us an opportunity to not only continue to invest in the business through new stores and technology improvements, but also return value to shareholders through share repurchase.

Moving our outlook to the third quarter and the second half of fiscal 2011 - given the early trends in August we expect third quarter comparable store sales and earnings results to be very much like the second quarter just completed.

Total sales are merchandise margin percentage should both be higher than Q2 given the increase in new store activity and the seasonality of the business.

However these factors will be offset by increases in occupancy costs and operating expenses due to the increase in new store activity and the pre-opening costs associated with new stores.

On the balance sheet side we expect inventories to range between 60 and 62 million to end the third quarter. Excluding assumptions of share repurchase activity cash balances will decline somewhat from Q2 levels as is typical as we approach the peak season.

For the full year we expect open — approximately 15 to 20 net new stores representing square footage growth 9% to 12% versus the prior year.

As we have indicated previously much of the new store activity will be waited towards the third and early fourth quarters.

Store closings for fiscal 2011 primarily relate to relocations. Relocations have been a bigger part of the class of 2011 new stores resulting in a lower number of net stores added to the base this year than originally anticipated.

For the full year from a cash flow standpoint we expect to fully fund our net store growth and technology improvements from the cash we generate from operation.

We expect total capital expenditures to be between 24 million and 27 million for the full fiscal year.

We currently estimate that approximately 14 million to 16 million of the total capital expenditures will relate to new store construction and 6 million to 8 million will relate to information technology and investments.

With the balance of our capital expenditures relating to maintenance and sore merchandise enhancements.

(Unintelligible) for potential share repurchase activity we would expect to have between 90 and 100 million in cash — cash equivalent on hand at the end of the fiscal year.

Throughout fiscal 2010 and thus far into fiscal ‘11 our new store openings have been very strong eclipsing our internal expectations.

With our new stores square footage growth plan for the back half of 2011 we anticipate continued success in store openings which should serve to help our earnings results particularly in Q4.

And we still as is normally the case with Kirkland’s seasonality pattern anticipate generating significant cash flow during Q4. However given the current trends in our business and the uncertain economic outlook heading into the holiday shopping season Q4 results are difficult to predict at this time.

As a result of these factors we’ll be in a better position to provide details on our fourth quarter in the next quarterly announcement we have which is in November.

Thank you and I’ll now turn the call over to Robert.

Robert Alderson:	Thanks (Mike).

Our second quarter results are not what we’d hoped. Sales were weaker than anticipated but merchandise margin was a larger disappointment.

As we had to promote extensively throughout the quarter to acquire the sales our down rates were up approximately 10% over the prior year period.

Such gross margin percentage results combined with down traffic, transactions and item retail plus flat conversion will produce such results.

Continue weakness in our peripheral wall categories that is other than framed art and decorative accessories are responsible for much of the decline in performance and merchandise for the quarter.

Framed art — the subject of much attention in our company over the last several months had mixed results - down mid-single digits in comp sales but with much improved gross margin results driven by a lower markdown rate and a higher initial markup.

Surprisingly the category performance during the quarter was driven by greater than $100 art while under $20 and some medium priced art classes slowed.

Intuitively opposite given the macro economic conditions.

We do expect this important category to improve further in the third quarter as our inventory position improves in the most successful sub classes. And we continue to constantly insert new images and framing construction and expand the styles offered.

The other major classes of wall art — shadow boxes and wall metal continue to struggle during the quarter and are expected to experience continued downward comps in the third quarter as we adjust inventory levels and skews to the level of our business which reflects diminished demand.

Another major wall category — mirrors did reasonably well on the sales line but experienced margin pressure due to acquire the sales.

Second quarter mirror results were notable for comps and basic programs and lagging comparable sales and fashion offerings.

Largely priced and macro driven in our opinion.

The entire wall category gets significant attention in our company as is deserved by its historic share of business.

We’ll continue to adjust inventory levels, tweak the skew offering as style and number, experiment, develop key item programs, strive the type line and drive success with investment where we find it and pull back the inventory plan where we don’t.

Decorative accessory and lamp business each had success in sub classes and notable in others.

Going forward each business will experience significant more new product, fewer skews and more focus on new construction materials, style and scale.

Unit scale and average unit retail are distinct opportunities for expected improvement in both categories based on our recent experience and analysis.

Our business continues to be fairly solid in floral furniture, garden textiles and gifts.

We enjoyed strong second quarter results in floral and are optimistic about the prospects for our seasonal floral offering for fall, Halloween harvest and Christmas.

Pre-lit items continue to drive this category business. Based on our first half success furniture will be a bigger part of the second half merchandising event as we make extensive new product introductions with expected improvements focused on quality and style and in some cases function.

Accent furniture and seating remain a focus.

Recent success in storage related items has been encouraging.

Textiles provide substantial sales and variety to our product mix and will continue as an area of investment and feature extensive new product development and support other merchandising events as well being the feature in others.

Early third quarter sales results are not yet definitive indicators for the level of acceptance for our seasonal and gift product for the back half.

But we’re optimistic about their customer reception. Halloween and harvest sales season today plan and comp strongly versus last year.

Based on last year’s strong results and margin in both sales and margin we bought the seasonal decorating and seasonal gift groups slightly over 10%.

Also furnishing slightly improved initial markup.

We believe we’ve improved the quality scale and look and decorating with anticipated stronger averaging retails.

Our e-commerce business continues to develop as planned. We’re very pleased to have added a highly talented and respected retailer and e-commerce professional to head this area of our business — (Terry Atwood) recently of academy scores.

(Terry) will give us great leadership and efficient direction as he’s very experienced in developing this channel from the ground floor.

We expect additional personnel investment in the coming months to drive the new opportunities and capabilities available to us.

We’re still very early staged in development of this channel. We remain focused on the very important twin objectives of skew and platform development.

We’re trying to set realistic goals for sales projector and conversion performance.

A seamless customer experience involving both our brick and mortar stores and the web store and serving our customers an important part of our future. And we’ll try to provide more visibility as to progress and our nearer mid-term goals as we push forward.

As (Mike) said — new store openings remain strong but the pace is lagging our plan.

In our last report we suggested that leasing activity was slowing for a variety of factors and adjusted our expected net new store openings to 20 stores.

Given continued space availability issues we now believe that net number will fall between 15 and 20.

In our experience to date deals are not as yet particularly more costly except in California — in the California market which is no surprise.

Timely breakup of larger spaces remains one of the industries prime problems for our planning and executing construction schedule.

We continue to work on a large group of new store deals and are optimistic that we will eventually get the great majority of such stores leased and open.

We will move as quickly as possible but the constant for Kirkland’s is to continue to be very cautious on all store deals and only take what we carefully bet and believe is a long-term good deal.

In other words, only the right deal in its time.

Our customers middle class with average income. Jobs and housing values are importance there financial wise.

Therefore we expect that consumers are going to be careful with their spending until confidence is restored.

We will watch trends carefully and adjust our business accordingly.

Everyone interested in the state of the financial markets in Kirkland’s is very aware of the uncertainty across markets and its possible effect on consumer confidence and shopping activity.

Kirkland’s is well positioned with its balance sheet, lack of debt, consistent cash generation power and an improved store base be an important part of consumer choices.

We’re confident that in our financial position, market niche and merchandising ability be able to navigate these conditions as is evidence by our stock buy-back announcement earlier today.

We can’t make a customer feel better about the state of the economy or their family’s prospects or prosperity and safety in such uncertain conditions but we can execute and deliver our message better in the space with the opportunities that we have and that’s our intention.

Thank you for your time and interest in Kirkland’s and operator we’re prepared to take questions.

Operator:	Thank you.

Ladies and gentleman if you’d like to register a question please press the 1 followed by the 4 on your telephone. You will hear a three tone to acknowledge your request. If your question has been answered and you would like to withdraw your registration please press the 1 followed by the 3. If you are using a speaker phone, please lift your handset before entering your request.

One moment please for the first question.

And our first question’s from the line of (Brad) Thomas with Key Bank Capital Markets.

Please proceed with your question.

Bradley Thomas:	Thank you — good morning (Mike), good morning Robert.

Wanted to first ask about the share repurchase program and first of all let me applaud you guys for putting that into place.

I wanted to try to understand what some of the factors were that would govern the rate over purchase that you might put into place.

It sounds like you’re still optimistic about cash flow for this year and your year-end cash balance — you know what is it that could drive you, you know being a little bit more aggressive with that repurchase versus what the factors that could make you be a little bit slower with that rate of repurchase?

Michael Madden:	Well (Brad) this is (Mike) — I’ll take that.

Well first of all the amount of repurchase the way that we’ve structured this you know is limited by you know SEC requirements.

So there’s that but we you know we view this you know as cash that we have on our balance sheet that we could put toward this.

Extra excess cash given you know where we’ve built the balance sheet to.

And we’ll be as opportunistic as we can in terms of you know where the share prices are and you know that’s a big factor in this.

So we’ll move through it you know as quickly as we can you know depending on where the shares are.

((Crosstalk))

Michael Madden:	We’ll hopefully be reporting activity on that you know quarterly.

Bradley Thomas:	Okay and to follow-up on the limitations in terms of how much you can repurchase — if you look at what your volume is, do you have a sense for what the maximum amount would be per quarter you’d be able to repurchase?

Michael Madden:	I think it’s roughly in the range of 40,000 shares in a day given the trailing volume — the average volume which has been in the 160,000 range.

The limits 25% of the daily volume.

Bradley Thomas:	Got you — that’s helpful, thanks (Mike).

And then I wanted to.

Michael Madden:	And that would be — (Brad) to clarify that, that would be on open market activity.

That wouldn’t include privately negotiated transactions.

Bradley Thomas:	Got you — and is — are you looking to put into place an agreement to you know to take care of some of the share repurchase?

Michael Madden:	Well I think we’re just going to have to watch that how it goes. I mean we’ll you know if there are opportunities we’ll you know we’ll evaluate them at that point.

Bradley Thomas:	Got you — okay.

And then from what you got in the lower container rates you know at this point it seems like you would have a pretty good idea of what your cost to goods sold would be through the third quarter and the fourth quarter. You know at the rate that you pay are you able to quantify for the magnitude of the benefit you know in third quarter and the fourth quarter from lower container rates year over year?

Michael Madden:	Based on what we’re seeing today which we do want to caveat that could change I mean it’s a dynamic marketplace and rates can move but knowing what we know today it could be in the range of 50 to 100 basis points to the positive.

Bradley Thomas:	And is that for the.

Michael Madden:	That’s for year over year.

Bradley Thomas:	Is that the third and the fourth quarter?

Michael Madden:	Yes I think it would build as it goes based on again what we know today. What’s in the inventory you could see if that inventory sold through — that’s the level we would see in improvement.

Robert Alderson:	I think I’d also mention (Brad) that you know we know now sort of what’s going to happen on peak season surcharges up to about September 1st but we don’t have any visibility beyond that.

So a little difficult for us to go much past third quarter on what’s going to happen with those rates.

Bradley Thomas:	Okay and then to just follow-up lastly on the inventory side of things — you did have a little bit higher level of markdown this quarter — you know if spending kind of continues at the pace we’re seeing right now and when you look at what your orders have been — what happens to the level of mark downs in the third quarter and the fourth quarter?

Is it going to get a little bit better or is there risk of some things to get worse from the pace that we saw here in the second quarter?

Robert Alderson:	Well I think we’re constantly literally daily by magesting orders and a receipt plan we’re trying to allow for what we see is happening in the business.

I don’t anticipate us having a substantial inventory issue in either the third or the fourth quarter.

I think we have that well under control and I think that’s something that we do well.

Bradley Thomas:	So relative to the second quarter Robert do you think that you’re in a better position going into the third quarter?

Robert Alderson:	You know I do you know we said in our script and I think in the release also that we thought we were well positioned on inventory for the beginning of the, you know third quarter and the important second half.

So I think we just see how it plays out now. I think we feel better — we said already feel better about what the margin will be in the third quarter. So I think you can take it from there.

Bradley Thomas:	Sounds good — hey thanks so much guys and best of luck.

Michael Madden:	Thank you.

Operator:	Our next question comes from the line of David Magee with Sun Trust Robinson Humphrey.

Please proceed with your question.

David Magee:	Yes hi good morning guys.

Robert Alderson:	Good morning David.

David Magee:	Just wanted to talk a little bit about the traffic pattern.

Excuse me — during the quarter.

The, you know being down four is some of a step down from what you saw in the first quarter.

Was there a comparison issue with that? Or do you think that’s just more of a sector issue? How do you view that?

Robert Alderson:	Well I view it as disappointing first.

You know traffic had remained relatively steady up until that point. And I think a bit of the traffic trend was in the back end of the quarter when we were in the clearance end of the business.

And I don’t really know how to interpret that data. I think you know obviously the better you do with your merchandise and the better you message, hopefully the traffic follows.

And it seemed like our traffic was very much affected by the level of promotional offer that we had in front of the customer.

We could clearly drive business on some days with an offer and if we didn’t it was like the customer was waiting for the next.

So I think there’s some chance that we may have over promoted ourselves a little bit in the second quarter.

And you know you learn as you go and hopefully we’ll handle that better as we finish the year.

David Magee:	Are you sensing that you’re being impacted by the actions of some of the competitors out there?

Promotions by other companies.

Robert Alderson:	I think there are a lot of promotions right now and I think we’re evaluating how to react to some of those.

A lot of our competitors engage in a different sort of pricing mechanism than we do.

And they’re able to message a substantially larger discount than we are relative to the price of certain groups of items.

And so I think to some extent the inquiry that we make with our customers indicate that they would like to see you know more promotional activity at a higher rate.

And that would be true if you ever — any time you ask a customer.

So I think we have to look at a little bit about when we plan to promote how we go about that so that we provide the most inducement that we possibly can and still maintain the margin return on those items as we offer them up for sale.

So we’re evaluating that very carefully.

David Magee:	Is there anything to be done on the marketing side perhaps to generate traffic?

Robert Alderson:	I think always there you can do more and hopefully do it better.

We’re marketing as we have since the beginning of 2008 and that’s substantially through the internet.

A lot of it through email and then social sites and then of course what we do in the store.

We don’t have a direct mail base as some of our competitors do.

I think I wish we did but that’s something that takes a while to develop and I don’t think it would provide us if we began that today — I don’t think it would provide any near term help.

So I think higher opportunity is to understand how often to message and what the content of that message should be and to continue to press to add to the group of customers that we’re speaking to on a multiple times on a weekly basis.

You can message too much over the internet with customers — we know that in asking them about their experience.

So I guess that was a long answer. The short answer is there are always marketing opportunities to do better to drive traffic.

David Magee:	Thanks Robert. And the last question I have has to do with fourth quarter visibility.

I know that the macros starting right now but I also note that over time it seems like you know more years than not even in difficult periods you know you all tend to have a somewhat stable fourth quarter.

And you know this year the comparison’s not very difficult. I’m curious if you could sort of talk about maybe the dynamic about the fourth quarter that might in of itself give you a little more stability?

Robert Alderson:	Well we clearly do have a little bit better comp comparison to work against.

I think the fourth quarter you can have a decent fourth quarter if your seasonal merchandise does really well and we’ve had the experience the last couple years of that happening.

And we would expect given what we’re going to offer this year that we expect that to happen again. We’re optimistic about its sale ability and its productivity.

When you have a really great Christmas is when your core merchandising is also working extremely well along with the seasonal merchandise.

We’ve planned and sequenced it somewhat differently this year to be more responsive to things going on in the marketplace and to have some hopefully push some of the business that we usually see around Thanksgiving weekend — the black Friday weekend a little earlier into the month.

And give us a little bit more opportunity to stand out in the crowd. I think the post-Christmas sales activity will be sequenced a little differently.

We’ll still have an after Christmas sale and we’ll still have a major sale event but hopefully we’ll be able to improve on the opportunity with customers.

They’ll see something a little different this year.

I think we feel good about the fourth quarter — as good as you can feel right now knowing what our history’s been and knowing what the macro environment is.

It’s just a little hard to say gosh we’ll be at this level or that level right now.

You know we might know a lot more if we see the market stabilize nicely over the next couple of weeks but I thought that was beginning to happen until yesterday.

So we’re working on that.

David Magee:	Thanks a lot.

Robert Alderson:	Thank you.

Operator:	Our next question comes from the line of Anthony Lebiedzinski with Sidoti & Company.

Please proceed with your question.

Anthony Lebiedzinski:	Good morning in the press release you talked about that new merchandise initiatives — I was wondering if you could just give us some more details as to what types of products and the timing of those new product introductions.

Robert Alderson:	Well I think most of the — we’ll be doing some things around beginning late third quarter to the beginning of the fourth quarter we’ll be doing some things around the cash register area in our store which we hope will be helpful to sales and will help drive a little bit larger ticket.

And drive more items — we’ve done a lot of new development of product for the third and fourth quarter and we’re putting those in in some different events which we think will be well received.

We’ve just got through a storage and organization event which is something we have never done before and that’s done extremely well.

We’ll be focusing on some — a kitchen event and a bed/bath focus. We do things much differently there than most do.

And when we’ve done these in the past they’ve been well received and we expect that they will be again.

We have a lot of fall decorating initiatives that will be in the store beginning in the third quarter.

And you know we feel good about that. As we go deeper in the fall we’ll be introducing sort of an event thing around tailgating.

There’ll be a large number of skews. It won’t run for a very long time but it’s just an example of some different things that we’ll be doing that we have not introduced in the past.

Anthony Lebiedzinski:	Okay and that’s helpful.

And as far as the system initiatives point of sale merchandising system — could you give us an update on that? How you stand.

Michael Madden:	Sure Anthony.

On the point of sale we are on schedule as we talked about on the last call to roll a significant portion of the store base if not all this fall — this quarter.

We are in the midst of a pilot, we’re evaluating it daily and if all goes well continue with that and get it done.

So we’ve already rolled out new hardware to all the stores this year. So every store now has new registers and back office equipment that supports this software rollout. So it’s just the software piece that we’re working on now and have a plan to get that done this year.

On the merchandising side of the oracle system that we are implementing that project is in testing right now. We do not intend to have that live for this season upcoming.

That will come after the season early in 2012.

So we’re in the midst of that. A lot going on, a lot of effort being put to that right now and we’ll obviously have more to report on that next quarter.

But those are the two major IT initiatives that we’re in the midst of completing right now.

Anthony Lebiedzinski:	Got it okay.

And looks like you’ve tweaked up your cap ex assumptions a little bit. Just was wondering if you could tell us the reasoning for that?

Michael Madden:	Sure.

We ended up purchasing some of the registers that we did send to the stores outright rather than leasing. We just financially speaking with the tax deductions set up the way they are for 2011 it made more sense for us to go that route on some of it.

And so that’s what that relates to.

Anthony Lebiedzinski:	Got you — okay thank you.

Operator:	Our next question comes from the line (Alex Vermon) with Piper Jaffray.

Please proceed with your question.

(Alex Vermon):	Great thanks guys — just a couple quick questions for you.

One you know I don’t recall offhand if you have traffic counters in your stores but if you do I was wondering if you could talk a little about conversion was like in Q2 relative to Q1 and how that trended throughout the quarter.

And then also you know just building on this POS system that you’re rolling out the software for now - you know what do you really see the opportunity for that? Is that more of a labor scheduling opportunity or is that more of a way to you know, customer information kind of on record for your store associates? You know whatever you can kind of frame up — you know how we should think about how that can benefit the operation would be helpful.

Michael Madden:	Okay on the traffic question — we do have traffic counters in every store and on second quarter I think we said in our script the traffic was down about 4% in Q2 relative to Q1 I think traffic was kind of flat to maybe down one in the first quarter.

On the conversion side we were essentially flat on conversion year over year in this second quarter.

So we can measure and do a conversion is a big focus of our store group as well as all the you know everybody here because there’s a lot that goes into converting the customer.

So that’s the answer on that one.

On the POS system improvement I mean first of all cost of ownership was a big consideration when we embarked on the project we had a system that was so customized that it was hard to you know maintain and it was very costly.

So that was one reason that we did this.

Another thing it will do for us is it will give us true you know real time sales data.

Right now we’re pulling results nightly going back and forth with the corporate office with pricing and results and that’s a big process that takes a lot of time and we’ll have real time data under the new system.

Labor scheduling is a big opportunity. It will come more next year as we add modules to the system but workforce management was one of the reasons that we were implementing this system so we would anticipate some help with store payroll going forward once we get this implemented.

And then I think the other point I would make is just with the new system that’s up to date, I think it gives us more flexibility going forward with emerging technologies to take advantage of it.

(Alex Vermon):	Good that’s really helpful thanks a lot and good luck.

Robert Alderson:	Thanks (Alex).

Operator:	Our next question comes from the line of Bill Dezellem with (Tieton) Capital Management.

Please proceed with your question.

Bill Dezellem:	Thank you I have a group of questions and first one broadly speaking when you look at your comps do you view that your current problem is product centric or do you sense that it’s more the merchandising of that product?

Robert Alderson:	It’s hard to separate the two. They’re all part of the sale and the appeal to the customer that causes them to reach into their pocket and spend the money.

I think it’s some of both. We’ve been in the midst of reviewing and revising and reconstituting the group that does the visual presentation within our store.

And I think we’ve made progress with it but it’s certainly not yet where we want it to be.

So I think that’s still an opportunity and I think there’s an opportunity around product to be putting more investment owned, things that are successful and pulling back from trying to drive some businesses where we’ve been very successful in the past but the man may have waned a bit.

So I think its both product and presentation of it.

Bill Dezellem:	And then next question if we heard correctly in your opening remarks California, Florida and Arizona were three states that benefited your comps and those are you know the poster child’s for the housing debacle.

So I guess would you share with us maybe a bit of the history behind those states in terms of what you’ve been seeing and why you think that those are not your best markets?

Is that something that’s more Kirkland’s specific or are you sensing that there’s a change taking place in those economies and — very interested in your feedback there please.

Robert Alderson:	Well one thing you can certainly say is that there were some maybe deeper bottoms especially in Arizona and Florida to begin to compare against and so I think to be fair you have to start with that assumption.

California has been a little bit more of a mixed bag about that. I do think that we have outstanding leadership in our stores in all three areas and we also have a lot of leasing activity that has improved our store base in Florida.

And we have some great stores well located in the Arizona market and we’ve done extremely well in California.

We’ve been very careful about inserting stores and so I think those mainly are about lower bought - sort of lower comparisons, really good leadership and a solid store base.

I don’t think there’s any magic to that — that’s just you know blocking and tackling.

Bill Dezellem:	And some of that blocking and tackling do you view that as repeatable with your other locations or are there lessons you can learn from the leadership in the store locations.

Clearly you don’t want to learn any lessons in that lower bottom but the other two factors?

Robert Alderson:	Well yes I think anytime that you are led better you typically perform better given the same level of consumer activity.

So I am you know I think we are very much about constantly trying to challenge and improve the way that we run stores.

And we have a very dedicated and committed store leadership group. And we’re building inside that store group some I think long term solid capability.

We’re trying to improve talent, we’re trying to change the culture of the business to be more consumer centric and I think we are accomplishing some of that. At least our — when we talk to customers about the store experience it’s been a positive thing for the change we’ve been able to accomplish over the last year or two.

So yes there’re lessons to be learned. I think to some extent we’ll see a return to strengthen some of the lower southeastern states.

Georgia, Louisiana and Texas as the economy — or if and when the economy improves. I Think it’s a little murky right now to say that we have a recovery or that there’s one in sight but I think when that happens we’ll see that business get better.

Bill Dezellem:	Thank you and then you also made reference in your comment to the store relocations have been greater this year than you originally anticipated.

Would you please discuss why that is?

Robert Alderson:	It’s just opportunistic. That’s you know you don’t have a site to relocate out of a mall and then suddenly you do. A vacancy occurs or suddenly the landlord decides to go ahead and break up a Linens or a Circuit City or some other space that’s been vacant for a while because of enough demand for the space at the right price suggests that that’s a good thing to do for a return on investment for them.

So I think it’s purely opportunistic. We are very focused on relocating mall stores to better venues that give us a greater opportunity to do more and more profitable business.

And that will continue.

We just don’t have that many left. We’re kind of down and around 50 or slightly below that now. And we expect that will diminish you know fairly rapidly over the next couple of years.

Operator:	Our next question comes from the line of (Ross Verner) with One Drop Capital.

Please proceed with your question.

(Ross Verner):	Okay thanks.

Can you give a little more clarity around the reduction in cost on the inbound container side?

And is that a sustainable reduction in cost? You said 50 to 100 basis points, is that one total revenue?

Michael Madden:	Yes for the back half that would be on comparing you know what we would anticipate this year to LY’s back half yes.

Robert Alderson:	I think it’s a signal that demands down at the source in China I mean the inbound doesn’t go down if there’s a large demand for the containers and the births on the ships.

So you sort of take that signal for whatever you believe it means to the retail business over the next 6 to 12 months.

(Ross Verner):	We’re you under the impression that maybe this would have happened sooner — the reduction in inbound costs? Or were you — has it sort of been pushed out a little bit longer in terms of you reaping some of those benefits?

Robert Alderson:	Not really I think actually I’m a bit surprised that it’s happened as quickly as it has.

The industry — the shipping industry reacted rather rapidly last year and you know I think they tried to match up the available ships and containers to the level of demand.

And I would have expected that they probably aired on the far side because they were trying to drive up pricing.

So I was a little surprised that we haven’t seen pixies and surcharges dropping as rapidly as they normally do.

(Ross Verner):	Are there any other areas of opportunity in terms of cost? Say maybe re-negotiate the lease with landlords — are you through most of that or is that still an opportunity?

Robert Alderson:	We’re through most of it. There’s still a handful of stores that have not yet reached a point where we have a lease event but that’s a fairly small group.

And we look at each of the mall stores every year and its level of business to try to determine whether or not it justifies going forward.

In some cases we’ll continue to re-negotiate those.

Michael Madden:	Yes and we’re still very aggressive on that front as we have options come up we have kick out opportunities.

We’re pursuing that wherever we can and we’ve just — we have moved through a lot of that activity the last couple of years.

(Ross Verner):	Right, right. And back to the merchandising question which everyone seems to be asking — you know some of your companies that would be lumped into your comp group like a Pier One you know put up double digit comps on double digit comps.

Sort of implies that the people are out there willing to buy if the merchandising is right — is that give you more confidence that it is just a merchandise issue for you and you just still haven’t gotten the mix right?

Robert Alderson:	It’s — I don’t know enough about their business and the level of their business to know how I should feel about the double digit on top of double digit.

You know how far the actual base dropped. I know that we had very similar results because we recovered a year - year and a half earlier than most of the sector. In 2008, ‘09 and the early part of 2010.

So how sustainable that is I really don’t know because I don’t know there business.

There’s not much more I can say about the merchandising except to say they focus a lot of time, a lot of energy — we understand we’re a merchandise company and that’s what we sell and we’re working on it.

(Ross Verner):	Okay and a couple quick ones.

On the buyback you mentioned that you want to complete that in 18 months so obviously the buyback you know $40 million worth of stock is — you know that takes a lot of activity in the open markets.

Did you ever just contemplate doing a tender offer? How did you sort of evaluate that just to you know the one thing about the tender is you can get some of the shareholders out that want to get out and it guarantees you complete it in a timely manner.

Is that something that you contemplated?

Michael Madden:	Well (Ross) we talked about a whole range of possibilities and you know after a lot of consideration we just came down with this approach. And you know we’ll obviously have more details to give on how we’re progressing through that as we go.

(Ross Verner):	Okay but your intention is to complete it? It’s not one of those where you announce it and then you just want to have it to your availability?

You said it’s depending on the stock price I assume that that sort of implies where the current stock price is given how it’s dropped so dramatically?

You’re sitting here with an enterprise value of you know I don’t know what it is - $90 million or something for a company that’s done (unintelligible) 0 to 60 million of (unintelligible).

So you know I assume that what you’re saying is that the stock price here is kind of in your buy zone?

Robert Alderson:	Obviously. You know we — it’s you know we’ll be looking at it every quarter and we — you ask if we did it I guess for appearances sake versus a legitimate buyback opportunity and I think we’ve been very clear we expect to buy back the stock and we intend to be active in the market.

(Ross Verner):	Okay thanks for your time.

Robert Alderson:	Sure.

Michael Madden:	Thanks (Ross).

Operator:	And our last question comes from the line of (Adam Voiland) from Warhead Capital.

Please proceed with your question.

(Adam Voiland):	Hey guys just — I’ll try to keep this quick. Thanks for the buyback I think it’s great — it’s good news to hear you guys are going to pursue getting that done as quickly as you can.

One question on that — your renewed credit facility does that have any restrictions on stock buybacks?

Michael Madden:	The only restriction in the facility and that’s similar to what we had were if our availability declines to a certain level you know obviously we can’t — we would have to go back to the bank and there’s a fix charge coverage ratio that comes into play at that point as well.

Robert Alderson:	Very unlikely that that’s going to be a factor.

(Adam Voiland):	Okay, okay. No — that’s good to hear.

The only other question I had was in the script when you talked about your operating expenses you mentioned a couple of different items and the increase in the operating expenses as a percentage sales was mostly due to deleverage. But I mean I see the operating expenses are actually up year over year.

You’ve mentioned some stock comp being part of that. Is there anything else that’s driving that increase in operating expenses on a dollars basis?

Michael Madden:	Not particularly no. We you know when comps are down eight you have — there is a lot of deleverage particularly when you get to things like store payroll, utilities which are significant costs for us and that by large you know there’s the credit card charges and things like that that are big parts of our PNL that get impacted when your comps are down eight.

That’s the primary reason.

I can’t call out any significant things that were unique.

(Adam Voiland):	Okay I was just I mean I was just wondering that store count is not higher than it was for this period last year — not meaningfully but you actually have an increase in dollars and the operating expenses.

So I mean are some of those expenses related to the IT rollout? Or I mean I was just trying to figure out why the dollars would have gone up without the sales increasing.

Michael Madden:	The store count is up a little bit and we’re obviously in a kind of a heated period where we’re building a lot of stores and there’s pre-opening activities that impacts you.

And you know we do have a lot of IT projects going and that there is some impact there.

So you know it’s been a lot of areas we’re trying to grow the company again and having to invest back into some areas of the company in terms of personnel and when you get to merchandising and marketing and initiatives.

We came from a low point in 2007 where we really cut back the workforce of the company and we’re having to build some of that back in and I think that’s a general answer to your question but that’s what it is.

(Adam Voiland):	Okay, okay. Thanks for the comment on that. Thanks a lot guys.

Michael Madden:	Thanks (Adam).

Robert Alderson:	Thank you (Adam).

Operator:	Mr. Alderson there are no more further questions at this time I’ll turn the call back to you.

Please continue with your presentation or closing remarks.

Robert Alderson:	Well thanks everyone for your time today and for your interest. And we look forward to talking to you about third quarter.

Take care.

Operator:	Ladies and gentleman that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your line.

Woman:	To rewind 30 seconds press 1. To go to the start of the program press 2. To disconnect press the star key.
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